Please respond to:    Capitol Square Office
Direct line:     608‑252-9340
Email:    bla@dewittross.com
______________, 2017

Boards of Trustees
Madison Strategic Sector Premium Fund
Madison Covered Call & Equity Strategy Fund
550 Science Drive
Madison, Wisconsin 53711
To the Boards:
You have requested our opinion with respect to certain federal income tax consequences of the proposed transfer of substantially all of the assets of the Madison Strategic Sector Premium Fund, a Delaware business trust (the “Acquired Fund”), in exchange solely for shares of beneficial interest in the Madison Covered Call & Equity Strategy Fund, a Delaware business trust (the “Acquiring Fund”) (each of the Acquiring Fund and Acquired Fund referred to herein as a “Fund” and collectively, the “Funds”), and the distribution of the Acquiring Fund’s shares to the shareholders of the Acquired Fund in complete liquidation of the Acquired Fund, pursuant to an Agreement and Plan of Reorganization dated as of ___, 2017 (the “Reorganization Agreement/Plan”). This opinion is provided to the Boards of Trustees of the Funds pursuant to Article VIII, Section 8.7, of the Reorganization Agreement/Plan. Terms capitalized in this opinion and not otherwise defined in this opinion shall have the meanings set forth in the Reorganization Agreement/Plan.
In rendering this opinion, we have reviewed and relied upon: the Reorganization Agreement/Plan, approved and entered into by the Board of Trustees of the Acquired Fund, the Board of Trustees of the Acquiring Fund, and the shareholders of those respective Funds; and upon the proposed Joint Proxy Statement/Prospectus being furnished in connection with a solicitation of proxies by the those Boards of Trustees for use at the special meeting of the shareholders of each Fund to be held on August 18, 2017, as proposed to be filed with the Securities and Exchange Commission on ___, 2017. We have relied, without independent verification, upon the truth of the factual representations made on behalf of the Acquired Fund and the Acquiring Fund therein, and further have assumed that the transaction described therein (the “Reorganization”) is concluded in accordance with the terms and provisions of the Reorganization Agreement/Plan. We further have relied on the following representations certified to us by officers of the Trust on behalf of the Acquired Fund and the Acquiring Fund:
A.    The Acquired Fund and the Acquiring Fund each qualifies as a closed-end “regulated investment company” within the meaning of Section 851 of the Internal Revenue Code of 1986 (the “Code”), and complies with the portfolio diversification requirements of Section 851(b)(3) of the Code.
B.    The Acquired Fund and the Acquiring Fund each consists of a diversified portfolio of assets within the meaning of Section 368(a)(2)(F)(ii) of the Code, in that not more than 25% of the value of the total assets of each fund are invested in the securities of any one issuer and not more than 50% of the value of such assets are invested in the securities of five or fewer issuers, excluding for purposes of this computation all cash, cash items, and U.S. Government securities. No assets of either Fund have been acquired solely for the purpose of meeting the diversification requirement set forth in this paragraph.
C.    The Acquired Fund has not redeemed and will not redeem any outstanding shares of beneficial interest in the Acquired Fund in connection with the Reorganization. If, on the date of closing the Reorganization, shareholders of the Acquired Fund hold any fractional shares of the Acquired Fund, then in lieu of any redemption or exchange of those fractional shares, the Acquiring Fund’s transfer agent will (1) sell the fractional shares on the securities exchange for which the shares are listed and (2) distribute, to the shareholders, the cash proceeds net of any expenses related to the sale.
D.    The Acquiring Fund has no plan or intention to redeem or reacquire any of the Acquiring Fund shares to be issued to any of the Acquired Fund shareholders in connection with the Reorganization.
E.    Following the Reorganization, the Acquiring Fund will utilize the acquired assets of the Acquired Fund, or sell them and utilize the sale proceeds, to continue the historic business of the Acquired Fund in a substantially comparable manner as part of the ongoing business of the Acquiring Fund as a closed-end, registered investment company.
F.    The Acquiring Fund will not make any payment or distribution of cash or property to the Acquired Fund, or to any shareholder of the Acquired Fund in connection with the Reorganization, other than the issuance of shares of beneficial interest in the Acquiring Fund.
G.    Following the Reorganization, the Acquired Fund will promptly distribute to its shareholders all shares of beneficial interest in the Acquiring Fund received by the Acquired Fund in connection with the Reorganization pursuant to the provisions of the Reorganization Agreement/Plan.
H.    To the best knowledge of management of the Acquired Fund, there is no present plan or intention on the part of the holders of shares of beneficial interest in the Acquired Fund to sell, exchange, or otherwise dispose of any of the shares of beneficial interest in the Acquiring Fund which will be received by those shareholders pursuant to the Reorganization.
I.    Immediately following consummation of the Reorganization, the Acquiring Fund will possess the same assets and liabilities possessed by the Acquired Fund immediately prior to the Reorganization.
J.    Immediately prior to the Reorganization, the fair market value of the assets of the Acquired Fund will exceed the amount of liabilities of the Acquired Fund that will be assumed by the Acquiring Fund. Immediately following consummation of the Reorganization, the fair market value of the assets of the Acquiring Fund will exceed its liabilities.
K.    The foregoing representations are true on the date of this opinion letter and will be true on the date of closing of the Reorganization.
Based upon and subject to the foregoing, and upon our examination of the legal authority we have deemed to be relevant, on the basis of the existing provisions of the Code, current administrative rules, and court decisions, it is our opinion that, for federal income tax purposes:
1.    The transfer of all the assets of the Acquired Fund to the Acquiring Fund in exchange solely for shares of the Acquiring Fund and the assumption by the Acquiring Fund of all the liabilities of the Acquire Fund followed by the pro rata distribution by the Acquired Fund of shares of the Acquiring Fund to the Acquired Fund shareholders, as described in the Reorganization Agreement/Plan, will constitute a tax-free “reorganization” within the meaning of Section 368(a)(1)(C) of the Code, and the Acquired Fund and the Acquiring Fund each will be considered a “party to a reorganization” within the meaning of Section 368(b) of the Code.
2.    No gain or loss will be recognized by the Acquiring Fund upon its receipt of the assets of the Acquired Fund solely in exchange for shares of the Acquiring Fund and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund.

3.    No gain or loss will be recognized by the Acquired Fund upon (a) the transfer of all the Acquired Fund’s assets to the Acquiring Fund solely in exchange for shares of the Acquiring Fund and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund or (b) the distribution of Acquiring Fund shares to the Acquired Fund shareholders solely in exchange for such shareholders’ shares of the Acquired Fund in complete liquidation of the Acquired Fund, except for (1) any gain or loss that may be recognized on “section 1256 contracts” as defined in section 1256(b) of the Code as a result of the closing of the tax year of the Acquired Fund, (2) any gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in section 1297(a) of the Code, and (3) any other gain or loss that may be required to be recognized as a result of the closing of the tax year of the Acquired Fund.
4.    No gain or loss will be recognized by the Acquired Fund shareholders upon the exchange of their Acquired Fund shares solely for Acquiring Fund shares in the Reorganization, except with respect to any gain attributable to the receipt of cash by the Acquired Fund shareholders in lieu of fractional shares.
5.    The aggregate basis of the shares of the Acquiring Fund received by a shareholder of the Acquired Fund pursuant to the Reorganization will be the same as the aggregate basis of the Acquired Fund shares exchanged therefor by such stockholder, except with respect to any amounts attributable to the receipt of cash by the Acquired Fund shareholders in lieu of fractional shares. The holding period of Acquiring Fund shares received by each Acquired Fund shareholder will include the period during which the Acquired Fund shares exchanged therefor were held by such shareholder, provided such Acquired Fund shares are held as capital assets at the time of the Reorganization.
7.    The basis of the Acquired Fund’s assets transferred to the Acquiring Fund will be the same as the basis of such assets to the Acquired Fund immediately before the Reorganization increased by the amount of gain or decreased by the amount of loss, if any, recognized by the Acquired Fund upon the transfer. The holding period of the assets of the Acquired Fund in the hands of the Acquiring Fund will include the period during which those assets were held by the Acquired Fund (except to the extent that the investment activities of the Acquiring Fund reduce or eliminate such holding period and except for any assets which may be marked to market on the termination of the Acquired Fund’s taxable year or on which gain was recognized on the transfer to the Acquiring Fund.
No opinion is expressed as to (1) the effect of the Reorganization on (a) the taxable year of any Acquired Fund shareholder, (b) the Acquired Fund or the Acquiring Fund with respect to any stock held in a passive foreign investment company as defined in section 1279(a) of the Code or personal holding company as defined in section 542 of the Code, (c) any shares held as a result of or attributable to compensation for services by any person, or (2) any other U.S. federal tax issues (except those set forth) and all state, local, or foreign tax issues of any kind.
This opinion is limited to the matters expressly set forth herein, and no opinion is to be implied or may be inferred beyond the matters expressly stated. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 to be filed in connection with the Reorganization and to use of our name and reference to our firm therein. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7(a) of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Sincerely,
DeWitt Ross & Stevens s.c.

Brian L. Anderson
BLA:jch